Exhibit 99.1

Contact:

Sarah Meyerrose

EVP, Chief Financial Officer

(615) 236-8344

sarah.meyerrose@franklinsynergy.com

FRANKLIN FINANCIAL NETWORK ANNOUNCES CLOSE OF PUBLIC OFFERING

AND FULL EXERCISE OF OPTION TO PURCHASE ADDITIONAL SHARES

FRANKLIN, Tenn., November 21, 2016 – Franklin Financial Network, Inc. (NYSE: FSB), the parent company of Franklin Synergy Bank, today announced the closing of its previously announced underwritten public offering, including the exercise in full by the underwriters of their option to purchase an additional 292,500 shares at the public offering price of $32.00 per share. The exercise of the option to purchase additional shares brought the total number of shares of common stock sold by the Company to 2,242,500 shares and increased the amount of gross proceeds raised in the offering, before underwriting discounts and estimated expenses of the offering, to approximately $72 million.

Raymond James & Associates, Inc. served as active book-running manager, Stephens Inc. served as passive book-running manager, Piper Jaffray served as lead manager, and Compass Point and FIG Partners served as co-managers.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. The offering was made by means of a prospectus and prospectus supplement, copies of which may be obtained by visiting the SEC website at www.sec.gov or by contacting: Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, (800)-248-8863 or by email at prospectus@raymondjames.com.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About the Company

Franklin Financial Network, Inc. is a financial holding company headquartered in Franklin, Tennessee. The Company’s wholly owned bank subsidiary, Franklin Synergy Bank, a Tennessee-chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $2.70 billion at September 30, 2016, the Bank currently operates through 12 branches and one loan production office in the demographically attractive and growing Williamson, Rutherford and Davidson Counties, all within the Nashville metropolitan statistical area. Additional information about the Company, which is included in the NYSE Financial-100 Index, and the FTSE Russell 2000 Index, is available at www.FranklinSynergyBank.com.

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